EXHIBIT 10.2
          THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated as of October         , 2007 (the “Effective Date”) is entered into by and among Pzena Investment Management, Inc. (the “Company”), Pzena Investment Management, LLC. (the “Operating Company” and together with the Company, the “Employer”) and [Richard A. Pzena][John P. Goetz][William L. Lipsey] (the “Executive”).
          WHEREAS, the Executive currently provides services to the Operating Company and owns units therein (the “OC Units”);
          WHEREAS, the Employer desires to employ Executive in the positions set forth below and to enter into an agreement embodying the terms of such employment;
          WHEREAS, the Executive desires to provide such services to the Employer and enter into such an agreement; and
          WHEREAS, the Agreement is entered into in connection with: (1) the initial public offering and sale of shares of Class A common stock of the Company (the “Class A Shares”) and simultaneous listing of the Class A Shares on the New York Stock Exchange, (2) the Company’s acquisition of interests in the Operating Company in exchange for certain OC Units and its appointment as the managing member thereof (the “Managing Member”), (3) the amendment and restatement of the operating agreement of the Operating Company, to be dated as of October         , 2007 (the “Operating Agreement”), pursuant to which the Executive’s OC Units will become exchangeable for Class A Common Stock at the times and in the amounts described therein and to sell such Class A Shares at the times and in the amounts and the manner described therein.
          NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and for other good and valuable consideration, the parties agree as follows:
1.	Term of Employment. Subject to earlier termination as provided herein, Executive shall be employed by the Employer for a period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with the third anniversary of the Effective Date and on each anniversary thereof (each, an “Extension Date”), the Term shall be automatically extended for an additional one-year period, unless the Employer or Executive provides the other party hereto 60 days’ prior written notice before the next Extension Date that the Term shall not be so extended. For purposes of this Agreement, “Employment Term” shall mean the period of time that Executive is employed under this Agreement.

2.	Positions.
(a)	During the Employment Term, the Executive shall serve as (i) [ ] of the Operating Company and have the authority commensurate with such position and such duties commensurate with such position, as shall be determined from time to time by the Managing Member, and (ii) [ ] of the Company and have the authority commensurate with such position and such duties commensurate with such position, as shall be determined from time to time by the Board of Directors of the Company (the “Board”). If appointed thereto, the Executive further agrees to serve, without additional compensation, as a director of the Company or a director (or equivalent for non-corporate entities) or officer of the Operating Company or any other consolidated subsidiary of the Company.

(b)	During the Employment Term, the Executive will devote Executive’s full business time and best efforts to the performance of the duties of the positions in which he serves pursuant to Section 2(a) hereof and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or materially interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board and the Managing Member; provided that nothing herein shall preclude Executive from (i) continuing to serve on any board of directors or trustees of any business corporation or charitable organization on which the Executive serves as of the Effective Date and which have been previously disclosed to the Employer, (ii) serving on the boards of directors (or bodies with similar management powers) of any entities managed by the Operating Company and/or consolidated by the Company; or (iii) subject to the prior written consent of the Board and the Managing Member, from accepting appointment to any board of directors or trustees of any business corporation or charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or materially interfere with the performance of the Executive’s duties hereunder or conflict with Section 5 of this Agreement.
3.	Guaranteed Payments and Employee Benefits.
(a)	During the Employment Term, the Operating Company shall make a “guaranteed payment” to the Executive at the annual rate of $300,000, payable in regular installments in accordance with the Operating Company’s usual payment practices for members. With respect to each fiscal year of the Operating Company which ends during the Employment Term, the Operating Company shall also make an additional “guaranteed payment” (the “Performance Payment”) to the Executive in an amount to be determined by the Compensation Committee of the Board of the Managing Member in its sole discretion, which Performance Payment shall not exceed $2,700,000 for any fiscal year of the Company ending during the Employment Term. The Performance Payment, if any, shall be paid to the Executive in a lump sum when payments are made to other members, but in no event later than the 15th day of the third month following the end of the fiscal year in respect of which such guaranteed payment is earned, so long as Executive is providing services to the Employer as of the last day of the fiscal year in respect of which such guaranteed payment is earned.

(b)	During the Employment Term, the Executive shall be entitled to participate in all employee benefit programs of the Employer on a basis which is no less favorable than is provided to any other executives of the Employer.
4.	Termination.
(a)	General. This Agreement and the Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that the Executive shall be required to give the Employer at least six (6) months’ advance written notice of any resignation of the Executive’s employment hereunder. Following any such termination, the Executive shall have no further rights to any payments or other benefits provided pursuant to the provisions of this Agreement.

(b)	Expiration of Term.
(i)	In the event the Term is not extended pursuant to Section 1 of this Agreement, unless this Agreement and the Executive’s employment hereunder has been earlier terminated pursuant to paragraph (a) of this Section 4, the Executive’s employment hereunder shall be deemed terminated (whether or not the Executive continues to provide services to the Employer thereafter) as the close of business on the day immediately preceding the next scheduled Extension Date. Following any such expiration of the Term, the Executive shall have no further rights to any payments or other benefits provided pursuant to the provisions of this Agreement.

(ii)	Unless the parties otherwise agree in writing, continuation of the Executive’s employment by the Employer beyond the expiration of the Term shall be deemed employment “at-will” and shall not be deemed to extend any of the provisions of this Agreement, except for Sections 5 and 6 of this Agreement, each of which shall survive the expiration of the Term and any termination of this Agreement.
(c)	Notice of Termination. Any purported termination by the Employer or by the Executive (other than due to the Executive’s death) shall be communicated by written notice of termination to the other party hereto in accordance with Section 6(h) hereof.
5.	Executive Covenants. The Executive acknowledges and recognizes the highly competitive nature of the business of the Employer and its affiliates and accordingly agrees to be bound by the restrictive covenants set forth in Sections 5.07 and 5.08 of the Operating Agreement, to which the Executive is a party, and, in the event of his violation of such restrictive covenants, the forfeiture of certain of his OC Units pursuant to Section 6.02 of the Operating Agreement. A recitation of such restrictive covenants is set forth in

Exhibit A hereto. The Executive further acknowledges that he and the Employer have agreed to enter into this Agreement in connection with the transactions described in the recitals hereto, pursuant to which the Executive will have the opportunity to exchange OC Units for Class A Shares and sell such Class A Shares.

6.	Miscellaneous.
(a)	Survival of Certain Provisions. The provisions of Sections 5 and 6 of this Agreement shall survive any expiration of the Term or any termination of the Employment Term or this Agreement.

(b)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

(c)	Entire Agreement; Amendments. This Agreement, along with the Operating Agreement, contains the entire understanding of the parties with respect to the services (or any termination thereof) to be provided by the Executive to the Company and the Operating Company, and supersedes all prior agreements and understandings (including verbal agreements) between the Executive and any of the Company, the Operating Company or their respective affiliates regarding the terms and conditions of the Executive’s services to the Company, the Operating Company and their respective affiliates. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter of this Agreement other than those expressly set forth in this Agreement. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(d)	No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e)	Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(f)	Assignment. This Agreement, and all of the Executive’s rights and duties hereunder, shall not be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Employer to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Employer. Upon such assignment, the rights and obligations of the Employer hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(g)	Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(h)	Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Employer:

120 West 45th Street New York, New York 10036 Attention: General Counsel

If to the Executive:

To the most recent address of the Executive set forth in the personnel records of the Employer.

(i)	Cooperation. The Executive shall provide the Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment hereunder.

(j)	Withholding Taxes. The Employer may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(k)	Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PZENA INVESTMENT MANAGEMENT, INC.
By:
Name:
Title:

PZENA INVESTMENT MANAGEMENT, LLC
By:
Name:
Title:

[Richard A. Pzena] [John P. Goetz][William L. Lipsey]